Exhibit 99.2

FINAL TRANSCRIPT

PIP - Discussion of Avecia Acquisition Conference Call

Event Date/Time: Mar. 20. 2008 / 4:30PM ET

CORPORATE PARTICIPANTS

Stacey Jurchison

PharmAthene, Inc. - Director - Corporate Communications

David Wright

PharmAthene, Inc. - President, CEO

Christopher Camut

PharmAthene, Inc. - VP, CFO

CONFERENCE CALL PARTICIPANTS

Stefan Loren

Perceptive Advisors, LLC - Analyst

Christopher Brock

Advanced Equities - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the PharmAthene-Avecia acquisition conference call. My name is Denise and I will be your coordinator for today’s conference. At this time, all participants are in listen-only mode. We will be conducting a question and answer session towards the end of this conference.

(OPERATOR INSTRUCTIONS)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to your host for today’s call, Ms. Stacey Jurchison, Director of Corporate Communications. Please proceed, ma’am.

Stacey Jurchison - PharmAthene, Inc. - Director - Corporate Communications

Thank you, Denise. Good afternoon, ladies and gentlemen, and thank you for participating in today’s call. While we understand you expected to be able to join us for a call to discuss our 2007 year-end earnings, we’ll instead focus our discussion on today’s announcement regarding the Avecia vaccines acquisition.

Before we begin, I’d like to remind you that during today’s call, we’ll be making forward-looking statements, which are within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements included in this conference call are based on information available to the Company on the date of this call, Thursday, March 20th, 2008.

The Company undertakes no obligation and expressly disclaims any such obligation to update the forward-looking statements made in this conference call to reflect events or circumstances after the date of this call or to update reasons why actual results would differ from those anticipated in such forward-looking statements. For consideration of risk factors, please refer to the press release detailing the Avecia transaction in greater detail.

With respect to our earnings announcement, please note that in light of the transaction announced today, we’ve made the decision to briefly delay distribution of our fiscal 2007 financial results.

Joining me on the call today are David Wright, our President and Chief Executive Officer, and Christopher Camut, our Vice President and Chief Financial Officer. In addition, Eric Richman, our Senior Vice President of Corporate Development and Strategic

Planning, will be available during the Q&A section. I will now turn the call over to David Wright, PharmAthene’s President and CEO. David.

David Wright - PharmAthene, Inc. - President, CEO

Thank you, Stacey. Good afternoon, ladies and gentlemen, and thank you for joining us today.

As I indicated last quarter, PharmAthene believes the Company’s best position to compete in the biodefense industry will ultimately reap substantial benefits. Since our inception, we have worked to position PharmAthene, the leader in biodefense by pursuing an acquisition, which focuses on first, high-priority biodefense products that the government has a clear intent to procure and second, products with meaningful near to mid-term procurement potential.

The Avecia transaction holds both of these requirements and further strengthens PharmAthene’s position as a leading biodefense organization. Through our acquisition gives vaccine access — assets, we’ve expanded our portfolio to include three major, new biodefense products. The combination of these programs, our existing biodefense products, Valortim and Protexia, creates critical mass in our portfolio with a near term procurement opportunity for rPA Anthrax vaccine.

The Avecia deal represents a major development for PharmAthene and our shareholders. We’re extremely enthusiastic about the opportunities ahead of us. For those of you unfamiliar with Avecia, let me briefly provide some background on their portfolio.

Avecia has been developing biodefense vaccines since 1998. Their vaccine technology were originally licensed from the Defence Science and Technology Laboratory, the DSTL, branch of the U.K. Defence (inaudible)

In 2002, Avecia in a collaboration with the National Institutes of Health and over the years successfully obtained funding from the U.S. and the UK government totaling $220 million. So far, $155 million has been received and approximately $65 million in funding remains outstanding to fund ongoing development activities.

To date, Avecia has demonstrated a remarkable progress developing important new biodefense products, including its rPA anthrax vaccine, which has completed two separate Phase II trials and its recombinant plague vaccine, which has completed Phase I testing and will shortly begin Phase II trials. The acquisition of Avecia’s vaccine business was a significant strategic decision for both companies.

Avecia determined that in order to maximize the potential success of its programs, it would be beneficial to have a U.S. partner with specialized experience in biodefense, a superior track record in biopharmaceutical development and strong relationships within the U.S. government. Avecia recognized that PharmAthene excels at not one, but all those criteria with an established track record of success in biodefense and government contract management. As well, PharmAthene possesses the necessary technical, regulatory and advanced development capabilities necessary to optimize the success of these programs.

From PharmAthene’s perspective, the addition of Avecia’s biodefense vaccines create critical mass in our biodefense portfolio with accelerated procurement opportunities and is consistent with the strategic objective of growing our business through acquisition, as we stated at the time of our merger with HAQ.

Following closing of the sale and purchase agreement, which is scheduled to occur by April 2nd, PharmAthene’s portfolio will include five distinct biodefense opportunities — a novel anthrax rPA vaccine; Valortim, a fully human monoclonal antibody being co-developed with Medarex for the prevention and treatment of anthrax infection; Protexia, a bioscavenger to prevent and treat organophosphate nerve agent poisoning; rYP [vax], a dual antigen plague vaccine; and a third generation rPA anthrax vaccine technology.

Now let me briefly review, each of the anthrax and plague programs, beginning with the rPA vaccine. Avecia’s anthrax vaccine is a second generation recombinant version of protective antigen for use against human anthrax infection. The rPA vaccine program has been largely funded by NIAID contracts and grants with additional funding by the UK Ministry of Defence.

Avecia has completed Phase I and Phase II testing in over 700 individuals and shown that the rPA anthrax vaccine is safe and well-tolerated and produced a vaccine-induced antibody response in humans. Importantly, the rPA vaccine has a number of distinct advantages.

It is highly purified recombinant form of a single protein protected antigen or PA, which is produced using standard biotechnology processes. Also, it appears to be effective when given as a three dose intramuscular regimen over a two-month period. In addition, we are acquiring a third generation anthrax vaccine which is being developed with a goal of eliminating the need for cold chain storage, which is a highly desirable characteristic for civilian deployment.

There is a tremendous unmet need for a second generation anthrax vaccine that offers the potential for improved safety and convenience and we believe that Avecia’s rPA anthrax vaccine is uniquely positioned to meet the current government requirements.

On February 28th, 2008, the Department of Health and Human Services issued a formal solicitation referred to as a Request for Proposal for an anthrax recombinant protective antigen vaccine for the strategic national stockpile. The solicitation outlines a requirement to procure 25 million doses of an anthrax rPA vaccine. Based upon this requirement, we estimate the initial market opportunity for such a vaccine could be in the range of approximately $350 million to $400 million.

Proposals in response to the RFP are due in May of 2008 and we are currently in the process of preparing a response. Based upon its encouraging profile to date, we believe the vaccine stands a strong likelihood of success and possibly being selected for inclusion in the civilian national stockpile.

Moving on. Next in Avecia’s in vaccine portfolio is rYP vax, a recombinant dual antigen vaccine for the protection of humans against pneumonic bubonic plague caused by Yersinia pestis infection. This vaccine consists of two recombinant antigens. The rYP vax program has been fully-funded by the U.S. government and has completed three Phase I trials with 150 subjects exposed to the vaccine. rYP vax is one of only two U.S. government-funded vaccines in late stage development.

In mid-2008, the Department of Defense will likely choose one program to support on an exclusive basis. If rYP vax is chosen, the funding opportunity could be significant. Based on a memorandum from the Department of Defense, it appears that advanced development and initial procurement could range from approximately $200 million to $250 million.

Now, we are very excited about the future of this Company and for good reason. With today’s announcement, PharmAthene has made tremendous progress advancing our strategy of becoming a leading biodefense company with industry-leading capabilities and five potentially best-in-class products in development, all which have significant revenue potential.

Combining Avecia’s anthrax rPA vaccine and plague vaccine assets with PharmAthene’s current biodefense products, Valortim and Protexia, creates critical mass in our portfolio and an opportunity for accelerated revenues if we are successful in obtaining a procurement contract for the rPA anthrax vaccine.

I look forward in the future to keeping you informed of our progress over the coming months. But before I close, I would again like to thank our shareholders for their continued support. At this time, I’ll now turn the call back to the operator for your questions. Operator, could you please instruct the audience on the Q&A procedure.

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS). And from Perceptive Advisors, your first question comes from Stefan Loren. Please proceed.

Stefan Loren - Perceptive Advisors, LLC - Analyst

Thank you very much, good afternoon and thanks for taking the call. I was just wondering if you could touch a little bit on the thought behind the multi-approach you now have going forward to anthrax vis-a-vis Valortim and the RFP at this point. Can those coexist well together? Do you think it gives you a nice advantage going forward?

David Wright - PharmAthene, Inc. - President, CEO

Stefan, thank you for the question. It’s a very good question. And, yes, I think it gets us a huge advantage going forward. One of the issues with anthrax is that no single product is the answer to the problem and that’s because you have a bacteria that comes in a spore that produces a toxin.

So, if you block everything early on, and that takes with this product probably two months to do, you’re okay. If there’s an attack, you don’t have two months. So, while your vaccinating the rest of the population, you need to treat those already infected. If you get to them earlier enough, an antibiotic will work. But, early enough is probably within 24 to 36 hours. After that, the spore has produced the PA and you have toxin in the system and you have to get rid of the toxin. I think if you look at the quantities that we’re looking at for procurement, we could need well in excess of 25 million doses.

In fact, there are some people in the government, who think we need, like smallpox, to have 300 million doses of anthrax vaccine. But you still need 200,000 to 500,000 treatments on the strategic national stockpile for those people who haven’t been vaccinated and who get ill. So, we feel that they fit very well together and they provide an extreme opportunity for us on a worldwide basis to supply much needed protection against this bioterrorist threat.

Stefan Loren - Perceptive Advisors, LLC - Analyst

Thank you. I’ll jump back into the queue. I’ve got one more question.

David Wright - PharmAthene, Inc. - President, CEO

Thank you.

Operator

(OPERATOR INSTRUCTIONS). You have a question from the line of [Christopher Brock] from Advanced Equities. Please proceed.

Christopher Brock - Advanced Equities - Analyst

I don’t know if this is public knowledge or not, but how many other companies have submitted RFPs for the award — for the anthrax award in, I think, you said it was May?

David Wright - PharmAthene, Inc. - President, CEO

It’s not public knowledge. And, it’s industrial attempts to figure out who can submit, but we really can’t answer that question, cause we don’t know who’s in a position to meet the criteria. We believe that with where our product is and with what came out, we are very well positioned to respond to the RFP, but we don’t know who else is.

Christopher Brock - Advanced Equities - Analyst

Okay, great. Congratulations on the acquisition.

David Wright - PharmAthene, Inc. - President, CEO

Thank you.

Operator

And you have a follow-up question from the line of Stefan Loren from Perceptive Advisors.

Stefan Loren - Perceptive Advisors, LLC - Analyst

Thank you. Just wanted to follow up on the UK assets that you’re getting. Obviously, you’re going to be bringing some scientists on board, it sounds like. But can you give us a little bit more specific on that? And then, comment — the dollar hasn’t been as strong as, I guess, many of us would like it to be, what is this going to do the burn rate going forward?

David Wright - PharmAthene, Inc. - President, CEO

It’s a very — two good questions in one. We are taking, I believe, the number is 56 employees in total — 51 of them in the UK and six of them, who reside in the U.S. It’s a combination of Ph.D.s and M.D.s with tremendous development experience, with tremendous experience in manufacturing and production.

One of the things that actually made this acquisition so beneficial is that it was one of these that we literally do not have one person that we are getting rid of. We need everyone they had. They need everyone we had, because they were missing the regulatory experience. They were missing the clinical experience. And, no one in their organization had really ever taken a product through to final FDA approval, where the people at PharmAthene in total that had — the top team has been involved in over 30 products being approved in the United States and taking them through to market. So, it really is a good fit there.

And, there literally — we’re going to have to add a few people to their mix, because we have some hole, but it just fit very, very well with what they had and we needed, because we are short on development experience. They are long on development experience. The burn. Chris, you want to talk about the burn.

Christopher Camut - PharmAthene, Inc. - VP, CFO

Hi, Stefan, it’s Chris Camut. As it relates to the burn, although we’d like the, obviously, like the U.S. dollar stronger, these government contracts are paid in U.S. dollars with the exception of the DSTL. So, the currency exposure there is manageable.

In terms of the burn, like ourselves, they conduct a program that is largely funded by government contracts. So, actually, although we expect our burn to go up modestly, it — I would say, roughly, I think, in 2007, probably 94% of all their expenditures were reimbursed under government contracts, which is just slightly under where we are. However, again, the burn will only go up modestly.

Operator

At this time, we have no further questions in the queue. I will now turn the call back over to David Wright for closing remarks.

David Wright - PharmAthene, Inc. - President, CEO

 Well, thank you again for your participation today. I look forward to updating you on our progress during the next quarterly conference call. And, as always, are pleased to take any call from investors at any time. Thank you for your attendance today and I wish everyone a very nice holiday weekend. Thank you.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect.

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